For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Dynamics
Eric Boyriven/Alexandra Tramont
212-850-5600

  ALAMO GROUP ANNOUNCES 2005 FOURTH QUARTER AND YEAR END RESULTS

SEGUIN, Texas, February 28, 2006 -- Alamo Group Inc. (NYSE: ALG) today reported results for the fourth quarter and year ended December 31, 2005.

Net sales in the fourth quarter were $82.6 million, a decrease of 2% from the $84.6 million reported for the same period of 2004.  The decrease in sales was the result of weaker out of season selling programs, particularly in our North American Agricultural Division, compared to the very strong levels achieved in the fourth quarter of the previous year.  Net income for the quarter was $0.1 million, or $0.01 per diluted share, compared with $2.1 million, or $0.21 per diluted share.  The decrease was mainly a result of the $1.4 million pretax, or $0.09 per diluted share after tax charge for restructuring and other costs taken in the fourth quarter related to the planned closure of the Company's Holton, Kansas manufacturing plant, which was announced on December 5, 2005.  This move is expected to be completed in the second quarter of 2006 and projected savings are estimated to be nearly $3.0 million annually beginning in 2007.  The decrease in sales in the fourth quarter also contributed to the lower earnings.

For the full year of 2005, net sales grew nearly 8% from $342.2 million in 2004 to $368.1 million in 2005.  Net income for the year was $11.3 million, or $1.14 per diluted share, which was 16% below the prior year's net income of $13.4 million or $1.36 per diluted share.  The decrease was related to the factors described above as well as a $0.04 per diluted share after tax adjustment taken in the third quarter related to systems software problems at one of the Company's North American Agricultural Division units.

The 2005 sales and earnings included those of Spearhead Machinery Limited ("Spearhead"), which the Company acquired in February, 2005.  Excluding Spearhead, net sales for the year were up 5% and earnings were down 19%.

North American Agricultural Division sales were $27.7 million in the fourth quarter, a decrease of 17% compared to the previous year's level of $33.3 million.  Sales for the year were down nearly 3% at $125.9 million versus the $129.3 million achieved in 2004.  The decrease for both the quarter and the full year were the result of weaker sales from our preseason selling

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ALAMO GROUP INC. ANNOUNCES 2005 FOURTH QUARTER RESULTS                 PAGE 2

programs in the fourth quarter compared to the strong results experienced in 2004.  This also reflects a generally softer agricultural market in 2005, a situation that is expected to continue into 2006.

North American Industrial Division sales increased by over 10% in the fourth quarter of 2005 with sales of $30.3 million compared to $27.5 million in the prior year.  For the year, sales were also up 10% at $128.1 million versus $116.3 million in 2004.  This reflects steady improvement in our sales of both mowing equipment and street sweepers, despite fairly flat market conditions.

Alamo Group's European Division sales were up nearly 3% at $24.5 million in the fourth quarter of 2005 compared to sales of $23.9 million in 2004; however, excluding our Spearhead acquisition, sales were down 6% due to weaker results from out of season selling programs and increased competition.  For the year sales were $114.2 million, an increase of 18% compared to 2004, when sales were $96.6 million.  Without the contribution of Spearhead sales for the full year were up 8%.  This internal growth was achieved despite a weaker market due to changing government regulations concerning farm programs throughout the European Union, including delayed subsidy payments to farmers which impacted both their income and confidence levels.

Ron Robinson, President and Chief Executive Officer of Alamo Group, commented, "Our 2005 results reflected generally weaker market conditions that impacted most of the manufacturing companies in the agricultural sector.  The sales growth we managed to achieve was mainly in our Industrial Division and the increase from the acquisition of Spearhead in our European Division.  The weaker market conditions also affected our margins as a result of more competitive pressure on pricing and terms.  Alamo was further impacted by our decision in the fourth quarter to consolidate some of our manufacturing and engineering functions which resulted in a charge to our earnings."

"Looking ahead we anticipate the soft market conditions will extend into 2006 and this could limit internal sales growth.  But, we are more optimistic about improved margins and earnings potential as the consolidation efforts we are undertaking should start to have a positive impact on our bottom line in the second half of 2006 and more so in 2007.  The addition of the recently acquired Gradall excavator line should also be a strong contributor to both our sales and earnings going forward.  This will be further enhanced by the marketing synergies we expect to gain from the combined efforts of Alamo and Gradall, though those will take longer to develop."

"Although we remain cautious regarding overall market conditions, we are excited and optimistic about the outlook for Alamo Group in 2006 given the opportunities to leverage our current business with our strategic acquisitions."

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ALAMO GROUP INC. ANNOUNCES 2005 FOURTH QUARTER RESULTS                 PAGE 3

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor-mounted mowing and other vegetation maintenance equipment, street sweepers, snowblowers, pothole patchers, excavators, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 2,250 employees and operates fifteen plants in North America and Europe as of February 2006.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

ALAMO GROUP REPORTS 2005 FOURTH QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	12/31/05	12/31/04	12/31/05	12/31/04
North American
Agricultural	$27,745	$33,273	$125,880	$129,254
Industrial	30,335	27,481	128,057	116,305
European	24,549	23,895	114,173	96,612
Total Sales	82,629	84,649	368,110	342,171

Cost of sales	66,229	67,946	289,353	266,995
Gross margin	16,400	16,703	78,757	75,176
	19.8%	19.7%	21.4%	22.0%

Operating Expenses	15,741	13,308	59,868	52,478
Restructuring Cost	489	-	489	-
Income from Operations	170	3,395	18,400	22,698
	0.2%	4.0%	5.0%	6.6%

Interest Expense	(709)	(500)	(3,041)	(2,049)
Interest Income	225	288	825	724
Other Income (Expense)	419	(32)	555	(791)

Income before income taxes	105	3,151	16,739	20,582
Provision for income taxes	(20)	1,089	5,448	7,186

Net Income	$125	$2,062	$11,291	$13,396

Net income per common share:
Basic	$0.01	$0.21	$1.16	$1.38

Diluted	$0.01	$0.21	$1.14	$1.36

Average common shares:
Basic	9,748	9,738	9,746	9,731

Diluted	9,904	9,903	9,908	9,864

Summary Balance Sheet Data

	12/31/05	12/31/04
Receivables	85,368	82,337
Inventories	77,013	72,757
Current Liabilities	48,400	49,052
Long Term Debt	30,912	18,428
Equity	163,476	160,832

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